Exhibit 23.4

CONSENT OF INDEPENDENT MINING CONSULTING FIRM

BE Resources Inc.

P&E Mining Consultants, Inc. concurs with the information contained in the summary of its technical report on the Warm Springs property as disclosed in the Form S-1 registration statement of BE Resources Inc. to be filed with the United States Securities and Exchange Commission on or about July 2, 2009 (“Registration Statement”).  We, on our own behalf and on behalf of P&E Mining Consultants, Inc., agree to be named as experts in the Registration Statement with respect to such report.

P&E MINING CONSULTANTS, INC.

By:	/s/ Fred Brown	Date: July 2, 2009
Fred Brown
Title:

By:	/s/ Tracy Armstrong	Date: July 2, 2009
Tracy Armstrong
Title: